                                                                    Exhibit 99.1

(KP:C LOGO)

          KUPPER PARKER COMMUNICATIONS EARNINGS RISE 5% IN FISCAL 2004

ST. LOUIS, February 8, 2005 - Kupper Parker Communications, Inc. (OTC/BB:
KPCG.OB), a global marketing communications company, today announced audited financial results for the fiscal year ended October 31, 2004. Net income and earnings per share both increased approximately five percent to $1,273,807, or $.21 per diluted share, compared with net income of $1,218,783, or $.20 per diluted share in fiscal 2003.

"We were pleased to close the year with our tenth consecutive quarter of profitability and a significant year-end increase in stockholders' equity," said Bruce Kupper, chairman and chief executive officer. "We are focused on managing the company effectively for bottom line performance and to recapture value on our balance sheet."

"This gives us a platform to continue providing our clients with effective marketing communications and increasing our traction in geographic and practice areas with growth potential. We have shifted toward an active branding model that emphasizes strategic communications and brand positioning, rather than traditional advertising driven by media buys."

About Kupper Parker Communications

Headquartered in St. Louis, KPC is among the nation's leading independent marketing communications firms, providing a full range of services domestically and internationally through its offices and affiliates in the United States and Europe. KPC's U.S. markets include: Boston; Kansas City, Mo.; Louisville, Ky.; Memphis, Tenn.; Melville, NY; Oklahoma City, Ok.; and St. Louis. KPC extends its services in Europe through an ownership interest in Communications in Business, headquartered in London with offices in Brussels, Dusseldorf, Milan, Paris and Madrid.

KPC ranks in the top 20 independent agency brands in the U.S. according to 2004 editions of AdWeek, AdAge and PRWeek.


SAFE HARBOR

Statements included in this news release may contain forward-looking statements, including but not limited to statements of the Company's plans, objectives, expectations or intentions, that involve risk and uncertainties. The Company's actual results may differ significantly from those projected or suggested in any forward-looking statement due to a variety of factors, which are discussed in detail in the Company's filings with the Securities and Exchange Commission.

More information is located at www.kupperparker.com.

CONTACT: Mary Scholz Barber, Kupper Parker Communications, (314) 290-2013 or mbarber@kupperparker.com
(Financial Tables To Follow)
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KUPPER PARKER COMMUNICATIONS, INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(UNAUDITED)

                                                TWELVE MONTHS ENDED OCTOBER 31,
                                                -------------------------------
                                                    2004                2003
                                                ------------       ------------
REVENUES                                        $ 10,724,715       $ 11,424,927

OPERATING  EXPENSES:
     Salaries and Benefits                         7,454,652          7,507,453
     Office and General                            2,582,237          2,847,744
     Unusual Items                                        --                 --
                                                ------------       ------------
     Total Operating Expenses                     10,036,889         10,355,197
                                                ------------       ------------

     Operating Income                                687,826          1,069,730

OTHER INCOME (EXPENSE):
     Interest income                                  24,514              4,187
     Interest expense                               (155,952)          (175,650)
                                                ------------       ------------
                                                    (131,438)          (171,463)
                                                ------------       ------------

     Pretax Income                                   556,388            898,267

INCOME TAX BENEFIT                                  (717,419)          (320,516)
                                                ------------       ------------

NET INCOME                                      $  1,273,807       $  1,218,783
                                                ============       ============


EARNINGS PER SHARE:

     Basic                                      $       0.22       $       0.21
                                                ============       ============

     Diluted                                    $       0.21       $       0.20
                                                ============       ============